UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 3, 2015

DCT INDUSTRIAL TRUST INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33201	82-0538520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 800 Denver, CO		80202
(Address of Principal Executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 597-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 3, 2015, DCT Industrial Trust Inc. (the “Company”) determined that it had been the victim of a criminal fraud. The incident involved the impersonation of the Company’s Chief Executive Officer and fraudulent requests from an outside entity targeting the Company’s finance department, resulting in the transfer by the Company of $6.1 million to third-party overseas accounts. The Company self-discovered this fraudulent activity and promptly initiated contact with its bank and federal law enforcement authorities. As a result of these efforts, the Company has recovered $3.0 million of the amounts transferred. The Company is cooperating with law enforcement authorities’ investigation and continuing to pursue the recovery of the remaining $3.1 million.

Based on its initial internal investigations and preliminary review by outside experts, the Company currently believes this is an isolated event and has no reason to believe its technology systems have been compromised, or that corporate data has been exposed.

The Company anticipates recording a one-time charge relating to any loss from this incident in the second quarter of 2015 and also expects to incur other near-term expenses in connection with the investigation of this incident. The ultimate financial impact will depend, in part, on the Company’s success in its efforts to recover the remainder of the funds and pursue potential insurance claims.

The Company’s internal investigation of this matter and law enforcement actions are ongoing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCT INDUSTRIAL TRUST INC.

By:	/s/ John G. Spiegleman
Name:	John G. Spiegleman
Title:	Executive Vice President and General Counsel

Date: May 7, 2015

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